Exhibit 10.13

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (the “Agreement”) is made as of April 10, 2017 by and between NeuroOne, Inc., a Delaware corporation (the “Company”), and Thomas Bachinski (“Purchaser”). Certain capitalized terms used below are defined in the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

Total shares of Stock purchased:	12,666 shares of Common Stock (the “Restricted Stock”)
Purchase Price per share:	$0
Total Purchase Price:	$0

Vesting Schedule:

The Restricted Stock is subject to the Repurchase Option as of the date of this Agreement. The Restricted Stock shall vest and be released from the Repurchase Option in connection with the achievement of the milestones set forth in Exhibit B, in such amounts and at such times as determined in the sole discretion of the Company’s Board of Directors, and further provided that Purchaser must remain a Service Provider as of the date of such release.

Acceleration Provisions:

If within one month before or six months following a Change in Control, (i) Purchaser’s services in all capacities as a Service Provider are involuntarily terminated without Cause, or (ii) Individual Purchaser resigns his or her service in all capacities as a Service Provider for Good Reason, and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Repurchase Option shall lapse as to 100% of the Restricted Stock and such shares of Restricted Stock shall immediately become fully vested.

If at any time (i) Purchaser’s services in all capacities as a Service Provider are involuntarily terminated without Cause, or (ii) Purchaser resigns his service in all capacities as a Service Provider for Good Reason, and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Repurchase Option shall lapse as to 100% of the Restricted Stock and such shares of Restricted Stock shall immediately become fully vested.

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Restricted Stock Purchase Agreement

Thomas Bachinksi

Additional Terms/Acknowledgements: The undersigned Purchaser acknowledges receipt of, and understands and agrees to, this Restricted Stock Purchase Agreement, including the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

COMPANY:

NeuroOne, Inc.

By:	/s/ David A. Rosa

	Name:	David A. Rosa
	Title:	Chief Executive Officer

Address:	10006 Liatris Lane
Eden Prairie, MN 55347

PURCHASER:

Thomas Bachinski

/s/ Thomas Bachinski
(Signature)

Address:	19059 Orchard Trail
Lakeville, MN 55044

Restricted Stock Purchase Agreement

Thomas Bachinksi

Signature Page

Exhibit A

Terms and Conditions Incorporated into

Restricted Stock Purchase Agreement

1.          Purchase and Sale of Stock. Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, the number of shares of the Restricted Stock for the consideration set forth in the cover page to this Agreement. The closing of the transactions contemplated by this Agreement, including payment for and delivery of the Restricted Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

2.          Investment Representations. In connection with the purchase of the Restricted Stock, Purchaser represents to the Company the following:

(a)          Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Restricted Stock. Purchaser is purchasing the Restricted Stock for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b)          Purchaser understands that the Restricted Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.

(c)          Purchaser further acknowledges and understands that the Restricted Stock must be held indefinitely unless the Restricted Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Restricted Stock. Purchaser understands that the certificate evidencing the Restricted Stock will be imprinted with a legend that prohibits the transfer of the Restricted Stock unless the Restricted Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d)          Purchaser is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(e)          Purchaser further understands that at the time Purchaser wishes to sell the Restricted Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Restricted Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

(f)          Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Restricted Stock by virtue of the business or financial expertise of Purchaser or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 1 to Exhibit A

(g)          Purchaser acknowledges that Purchaser has read all tax related sections and further acknowledges Purchaser has had an opportunity to consult Purchaser’s own Tax, Legal and Financial Advisors regarding the purchase of common stock under this Agreement.

(h)          Purchaser acknowledges and agrees that in making the decision to purchase the common stock under this Agreement, Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.

(i)          If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Restricted Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Restricted Stock.  Purchaser’s subscription and payment for and continued beneficial ownership of the Restricted Stock will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

3.          Restrictive Legends. All certificates representing the Restricted Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties to this Agreement):

(a)          “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)          “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(c)          “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(d)          “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”

(e)          Any legend required by appropriate blue sky officials.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 2 to Exhibit A

4.          Market Stand-Off Agreement. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Purchaser (other than those included in the registration), including the Restricted Stock (the “Restricted Securities”), during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock Up Period”); provided, however, that nothing contained in this Section 4 shall prevent the exercise of the Repurchase Option during the Lock Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters that are consistent with the foregoing or that are necessary to give further effect to the foregoing provision. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party to this Agreement.

5.          Intellectual Property Rights.

(a)          Purchaser represents and warrants that except for intellectual property rights assigned pursuant to this Agreement or specifically disclosed to the Company on the appropriate schedule of Purchaser’s Proprietary Information, Inventions Assignment and Non-Competition Agreement with the Company, Purchaser possesses no intellectual property and has made no inventions related to the Company’s business, as currently conducted or as proposed to be conducted. Purchaser further agrees that to the extent it is discovered that Purchaser has made inventions, patented or unpatented, or otherwise possesses intellectual property rights related to the Company’s business that were not properly assigned to the Company or specifically disclosed and excluded in Purchaser’s Proprietary Information, Inventions Assignment and Non-Competition Agreement (the “Additional Intellectual Property”), the Additional Intellectual Property is hereby assigned to the Company.

(b)          Purchaser agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to the Additional Intellectual Property in any and all countries. Purchaser agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Additional Intellectual Property and the assignment of such Additional Intellectual Property.

(c)          In the event the Company is unable for any reason, after reasonable effort, to secure Purchaser’s signature on any document needed in connection with the actions specified in the preceding paragraph, Purchaser irrevocably designates and appoints the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Purchaser to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Purchaser.

6.          Repurchase Option. The following provisions shall apply to the Restricted Stock, as provided in the cover page to this Agreement (the “Vesting Provisions”):

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 3 to Exhibit A

(a)          Repurchase Option. In the event Purchaser’s relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Purchaser is no longer providing services to the Company (or a parent or subsidiary of the Company) as an employee, director, consultant or advisor (a “Service Provider”), then the Company shall have an irrevocable option (the “Repurchase Option”) for a period of 120 days after said termination (the “Repurchase Period”) to repurchase from Purchaser or Purchaser’s personal representative, as the case may be, at the lower of (i) $0, or (ii) the Fair Market Value per share of such Restricted Stock as of the date of repurchase (such lower price, the “Option Price”), up to but not exceeding the number of shares of Restricted Stock that have not vested in accordance with the Vesting Provisions as of such termination date. The Repurchase Option shall be exercised as provided in Section 6(b). For purposes of the Repurchase Option, the “Fair Market Value” shall mean the value of the Restricted Stock as determined in good faith by the Company’s Board of Directors. The term of the Repurchase Option shall be extended to such longer period (A) as may be agreed to by the Company and Purchaser, or (B) as needed to ensure the stock issued by the Company does not lose its status as “qualified small business stock” under Section 1202 of the Code (as defined below). Purchaser acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time. Further, Purchaser acknowledges and understands that, in the event that the Company repurchases shares, the repurchase price may be less than the price Purchaser originally paid and that Purchaser bears any risk associated with the potential loss in value.

(b)          Exercise of Repurchase Option. The Company may exercise the Repurchase Option by giving notice to Purchaser. In addition, the Company shall be deemed to have exercised the Repurchase Option as of the last day of the Repurchase Period, unless an officer of the Company notifies the holder of the Restricted Stock during the Repurchase Period in writing (delivered or mailed as provided in Section7(c)) that the Company expressly declines to exercise its Repurchase Option for some or all of the Restricted Stock. During the Repurchase Period, the Company shall pay to the holder of the Restricted Stock the Option Price for the shares of Restricted Stock being repurchased. The Company shall be entitled to pay for any shares of Restricted Stock purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Purchaser (including without limitation any Note given in payment for the Restricted Stock), or by a combination of both. Upon exercise of the Repurchase Option and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Restricted Stock being repurchased and all rights and interest in or related to the Restricted Stock, and the Company shall have the right to transfer to its own name the Restricted Stock being repurchased by the Company, without further action by Purchaser. The certificate(s) representing the shares of Restricted Stock that have been repurchased by the Company shall be delivered to the Company. It is the intention of the parties that the Company, upon exercise of the Repurchase Option and payment of the amount required by the Repurchase Option, pursuant to the terms of this Agreement, shall be entitled to receive the Restricted Stock, in specie, in order to have such Restricted Stock available for future issuance without dilution of the holdings of other stockholders. It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Restricted Stock and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Restricted Stock.

(c)          Adjustments to Restricted Stock. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Restricted Stock shall be immediately subject to the Repurchase Option and be included in the meaning of “Restricted Stock” for all purposes of the Repurchase Option with the same force and effect as the shares of the Restricted Stock presently subject to the Repurchase Option, but only to the extent the Restricted Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Restricted Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 4 to Exhibit A

(d)          Corporate Transaction. In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to in the Agreement as a “Corporate Transaction”), then the Repurchase Option shall be assigned by the Company to any successor of the Company (or the successor’s parent) in connection with such Corporate Transaction. To the extent that the Repurchase Option remains in effect following such a Corporate Transaction, it shall apply to the new capital stock or other property received in exchange for the Restricted Stock in consummation of the Corporate Transaction, but only to the extent the Restricted Stock is at the time covered by such right. Appropriate adjustments shall be made to the Option Price per share payable upon exercise of the Repurchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, however, that the aggregate Option Price shall remain the same. For the purposes of this Section 6(d): (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(e)          Termination of Repurchase Option. Sections 6(a) through 6(d) of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

(f)          Escrow of Unvested Restricted Stock. As security for Purchaser’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser’s Restricted Stock upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the closing hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee, including the person or entity named in Joint Escrow Instructions (“Escrow Agent”), as Escrow Agent in this transaction, two stock assignments duly endorsed (with date and number of shares blank) in the form attached to this Agreement as an Exhibit, together with a certificate or certificates evidencing all of the Restricted Stock subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser attached to this Agreement as an Exhibit and incorporated by this reference (“Joint Escrow Instructions”), which instructions shall also be delivered to the Escrow Agent at the closing hereunder. Purchaser acknowledges that the Escrow Agent is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that Escrow Agent shall not be liable to any party hereof (or to any other party). Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Escrow Agent resigns as Escrow Agent for any or no reason, the Company’s Board of Directors shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Purchaser agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

(g)          Rights of Purchaser. Subject to the provisions of Sections 6(f), 6(h), 4 and 6(j) in this Agreement, Purchaser shall exercise all rights and privileges of a stockholder of the Company with respect to the Restricted Stock deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Restricted Stock and for the purpose of exercising any voting rights relating to such shares of Restricted Stock, even if some or all of such shares of Restricted Stock have not yet vested and been released from the Repurchase Option.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 5 to Exhibit A

(h)          Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Restricted Stock while the Restricted Stock is subject to the Repurchase Option. After any Restricted Stock has been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Restricted Stock except in compliance with the provisions herein, in the Company’s Bylaws and applicable securities laws. Furthermore, the Restricted Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. Purchaser further acknowledges that Purchaser may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which Purchaser holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by Purchaser.

(i)          Section 83(b) Election. Purchaser understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount paid for the Restricted Stock and the fair market value of the Restricted Stock as of the date any restrictions on the Restricted Stock lapse. In this context, “restriction” includes the right of the Company to buy back the Restricted Stock pursuant to the Repurchase Option set forth above. Purchaser understands that Purchaser may elect to be taxed at the time the Restricted Stock is purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of purchase, a form of which is attached to this Agreement. Even if the fair market value of the Restricted Stock at the time of the execution of this Agreement equals the amount paid for the Restricted Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser further acknowledges and understands that it is Purchaser’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Restricted Stock hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death. Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Restricted Stock.

(j)          Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Restricted Stock of the Company that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(k)          No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser’s employment or other service relationship for any reason at any time, with or without cause and with or without notice.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 6 to Exhibit A

(l)          Parachute Payments.

(i)          If any payment or benefit Purchaser would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser’s stock awards.

(ii)         The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii)        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Purchaser within 15 calendar days after the date on which Purchaser’s right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.

(m)         Certain Defined Terms. For purposes of this Agreement, the following defined terms shall apply:

(i)          “Cause” shall mean any of the following: (1) conviction of any felony or any crime involving moral turpitude or dishonesty, (2) participation in a fraud or act of dishonesty against the Company, (3) willful and material breach of Purchaser’s duties that has not been cured within 30 days after written notice from the Company’s Board of Directors of such breach, (4) intentional and material damage to the Company’s property, or (5) material breach of Purchaser’s Proprietary Information, Inventions Assignment and Non-Competition Agreement.

(ii)         “Change in Control” shall mean (1) a merger or consolidation in which the Company is a constituent party (or of a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Company’s Board of Directors in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 7 to Exhibit A

(iii)         “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without Purchaser’s consent (unless such action is taken in response to conduct by Purchaser that constitutes Cause: (1) material reduction of Purchaser’s base compensation, other than a reduction that applies generally to all executives and does not exceed 10%; (2) material reduction in Purchaser’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Purchaser’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (3) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change in Control as defined below; or (4) relocation of Purchaser’s principal place of employment that results in an increase in Purchaser’s one-way driving distance by more than 50 miles from Purchaser’s then current principal residence. In order to resign for Good Reason, Purchaser must provide written notice of the event giving rise to Good Reason to the Company’s Board of Directors within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, Purchaser’s resignation from all positions Purchaser then holds with the Company must be effective not later than 90 days after the end of the Company’s cure period.

7.          Miscellaneous.

(a)          Joinder to Stockholders Agreement. By execution of this Agreement, Purchaser shall become, and hereby does become, a party to that certain Stockholders Agreement of NeuroOne, Inc. dated October 20, 2016, as amended from time to time (the “Stockholders Agreement”), be considered a “Stockholder” for all purposes under the Stockholders Agreement, be deemed to have severally made the representations, warranties and covenants set forth in the Stockholders Agreement, and have all of the rights and obligations of a “Stockholder” under the Stockholders Agreement. By execution of this Agreement, Purchaser represents and warrants that Purchaser has received, reviewed and understood the provisions of the Stockholders Agreement and agrees to be bound thereby, and that delivery of this Agreement constitutes delivery of a counterpart signature page to the Stockholders Agreement by Purchaser.

(b)          Release. As a condition of receiving the Acceleration Provisions set forth in the cover page to this Agreement to which Purchaser would not otherwise be entitled, Purchaser shall execute the Company’s standard form of a release of claims (the “Release”) and permit such Release to become effective in accordance with its terms. Unless the Release is executed by Purchaser and delivered to the Company within the period of time set forth in the Release, and such Release becomes effective, Purchaser shall not receive any of the benefits of the Acceleration Provisions provided for under this Agreement.

(c)          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 8 to Exhibit A

(d)          Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

(e)          Attorneys’ Fees. The prevailing party in any suit or action hereunder shall be entitled to recover from the losing party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

(f)          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(g)          Further Execution. The parties agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(h)          Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(i)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[End of Exhibit A to Restricted Stock Purchase Agreement]

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 9 to Exhibit A

Exhibit B

Vesting Milestones

1.	Work with Evergreen Inc. on the design history files for the cortical electrode and all other work performed by Evergreen that spans development to commercialization. This will support the regulatory 510k submission and generate a product development timeline that will synchronize / coordinate key functions in the organization. This needs to be done asap. - Q1, 2017

2.	Lead / Co-lead the development coordination of the depth electrode product specification and conversion into a design specification. - Q2-Q3 2017

3.	Develop synchronization chart for business and engineering milestones for a 2017 timeline. Part of our 2017 planning session. - Q1, 2017

4.	Develop Clinical Connector Strategy (Flex to wired interface). This will include product specification, interface to signal recording specification and preliminary design specification for sourcing or development by Q2 2017 or sooner.

[End of Exhibit B to Restricted Stock Purchase Agreement]

Restricted Stock Purchase Agreement

Thomas Bachinski

Page 1 to Exhibit B